Mark Griffin, Investors 629.213.5672 mark.griffin@alliancebernstein.com	Jennifer Casey, Media 212.969.1157 jennifer.casey@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES FIRST QUARTER RESULTS
GAAP Diluted Net Income of $0.81 per Unit
Adjusted Diluted Net Income of $0.81 per Unit
Cash Distribution of $0.81 per Unit

New York, NY, April 29, 2021 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended March 31, 2021.
“Our globally diversified platform continued to drive balanced and consistent organic growth, in a dynamic market environment," said Seth P. Bernstein, President and CEO of AllianceBernstein. “We generated active net inflows of $6.5 billion, or 4% annualized organic growth. Aligned with our firm strategy, net inflows across all three client channels were driven by strength in active equities (including ESG), alternatives, and municipals. Our investment teams delivered improved near-term fixed income performance and solid long-term performance on behalf of our clients, with over 65% of both fixed income and equity assets outperforming on a 5-year basis. Coupled with tight expense management and continued COVID-19 related cost savings, our operating margin expanded to 31.7%, up 410 basis points year-over-year. First quarter earnings and distributions to Unitholders grew by 27% year-over-year."

(US $ Thousands except per Unit amounts)	1Q 2021	1Q 2020	% Change	4Q 2020	% Change
U.S. GAAP Financial Measures
Net revenues	$1,007,266	$874,156	15.2%	$1,062,892	(5.2%)
Operating income	$260,584	$178,223	46.2%	$302,420	(13.8%)
Operating margin	25.9%	23.3%	260 bps	28.4%	(250 bps)
AB Holding Diluted EPU	$0.81	$0.63	28.6%	$0.97	(16.5%)

Adjusted Financial Measures (1)
Net revenues	$819,978	$743,803	10.2%	$879,801	(6.8%)
Operating income	$260,061	$205,590	26.5%	$301,170	(13.6%)
Operating margin	31.7%	27.6%	410 bps	34.2%	(250 bps)
AB Holding Diluted EPU	$0.81	$0.64	26.6%	$0.97	(16.5%)
AB Holding cash distribution per Unit	$0.81	$0.64	26.6%	$0.97	(16.5%)

(US $ Billions)
Assets Under Management ("AUM")
Ending AUM	$697.2	$541.8	28.7%	$685.9	1.6%
Average AUM	$688.5	$602.0	14.4%	$651.7	5.6%
(1) The adjusted financial measures represent non-GAAP financial measures. See page 11 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 12-13 for notes describing the adjustments.

www.alliancebernstein.com	1 of 14

Bernstein continued, "Retail channel gross sales were the second strongest ever, with net inflows driven by broad-based 17% organic growth in active equity services, positive for the 16th straight quarter, and 18% organic growth in municipals. Positive net flows in Institutional were led by taxable fixed income, while our institutional pipeline of $15.2 billion reflected strong alternatives and active equity growth, and a record AFB of over $50 million. In Private Wealth, client sentiment shift towards re-risking, coupled with improved investment performance, led to strong sales growth and organic growth of 6%. Bernstein Research revenues benefited from continued strength in Asia, as global market volatility moderated from heightened levels a year ago."
Bernstein concluded, "We are encouraged by broad-based interest in our differentiated ESG, alternative, and active offerings, the result of investments in our people, technology and distribution capabilities. We are executing on a diverse and robust pipeline of innovative new product offerings in 2021. While the market environment remains robust, reflecting expectations of a rebounding global economy driven by outsized fiscal stimulus, accommodative monetary policy and wider dissemination of COVID-19 vaccines, we recognize that market conditions may change. Our teams continue to position portfolios for the long-term, and are fully invested in seeking optimal client outcomes.”

The firm’s cash distribution per Unit of $0.81 is payable on May 27, 2021, to holders of record of AB Holding Units at the close of business on May 10, 2021.
Market Performance
U.S. and global equity and fixed income markets were mixed in the first quarter.

S&P 500 Total Return	6.2%
MSCI EAFE Total Return	3.6
Bloomberg Barclays US Aggregate Return	(3.4)
Bloomberg Barclays Global Aggregate ex US Index Return	(5.3)
Bloomberg Barclays Global High Yield Index	(1.0)
Bloomberg Barclays U.S. Corporate High Yield Index	0.9

www.alliancebernstein.com	2 of 14

Assets Under Management
($ Billions)

Total assets under management as of March 31, 2021 were $697.2 billion, up $11.3 billion, or 2%, from December 31, 2020 and up $155.4 billion, or 29%, from March 31, 2020.

	Institutional	Retail	Private Wealth Management	Total
Assets Under Management 3/31/2021	$314.7	$272.3	$110.2	$697.2
Net Flows for Three Months Ended 3/31/2021:
Active	$2.4	$3.1	$1.0	$6.5
Passive	(1.6)	(0.4)	0.7	(1.3)
Total	$0.8	$2.7	$1.7	$5.2

Total net inflows were $5.2 billion in the first quarter, compared to net inflows of $3.2 billion in the fourth quarter of 2020, and net outflows of $5.6 billion in the prior year first quarter. AXA redemptions of low-fee fixed income mandates and net flows excluding these redemptions were as follows:

	1Q 2021	1Q 2020	4Q 2020
	(in billions)
AXA redemptions	$—	$1.0	$0.7
Net Inflows (Outflows) excluding AXA redemptions	$5.2	$(4.6)	$3.9

Institutional channel first quarter net inflows of $0.8 billion compared to net inflows of $5.0 billion in the fourth quarter of 2020. Institutional gross sales of $4.9 billion decreased sequentially from $9.9 billion. The pipeline of awarded but unfunded Institutional mandates increased sequentially to $15.2 billion at March 31, 2021 from $12.2 billion at December 31, 2020, primarily reflecting growth in higher-fee alternatives.
Retail channel first quarter net inflows of $2.7 billion compared to net outflows of $0.7 billion in the fourth quarter of 2021. Retail gross sales of $23.0 billion increased sequentially from $17.7 billion. Active equities net inflows of $4.7 billion and tax-exempt fixed income net inflows of $1.1 billion more than offset taxable fixed income net outflows of $2.7 billion.
Private Wealth channel first quarter net inflows of $1.7 billion compared to net outflows of $1.1 billion in the fourth quarter of 2021, reflecting increased client sentiment towards re-risking portfolios. Private Wealth gross sales of $5.4 billion increased sequentially from $3.7 billion.
Our ending AUM at March 31, 2021 reflects $11.8 billion in outflows resulting from AXA's redemption of certain low-fee fixed income mandates during 2020. No redemptions were made during the first quarter of 2021. We currently anticipate AXA to redeem the majority of the remaining $2 billion of additional assets during the second quarter of 2021, bringing the total assets redeemed to approximately $14 billion. The revenue we earn from the management of these assets is not significant.

www.alliancebernstein.com	3 of 14

First Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance and allow management to see long-term trends without the distortion caused by long-term incentive compensation-related mark-to-market adjustments, real estate charges/credits and other adjustment items. Similarly, we believe that non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as a substitute for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines, with concurrence of the Board of Directors, that one or more adjustments made to adjusted net income should not be made with respect to the Available Cash Flow calculation.

www.alliancebernstein.com	4 of 14

US GAAP Earnings
Revenues
First quarter net revenues of $1.0 billion increased 15% from $874 million in the first quarter of 2020. Higher investment advisory base fees, investment gains compared to investment losses in the prior year first quarter, higher distribution revenues and performance-based fees were partially offset by lower Bernstein Research revenues.
Sequentially, net revenues of $1.0 billion decreased 5% from $1.1 billion. Lower performance-based fees were partially offset by higher investment advisory fees and distribution revenues.
First quarter Bernstein Research revenues of $119 million decreased 8% compared to the prior year first quarter and increased 1% sequentially. The decrease from the prior year first quarter was due to reduced customer trading activity driven by fewer trading days and decreased market volatility, as compared to the significant surge in trading volume experienced during the first quarter of 2020. The slight sequential increase was due to increased customer trading activity across our products, partially offset by timing of research payments.
Expenses
First quarter operating expenses of $747 million increased 7% from $696 million in the first quarter of 2020. Higher total employee compensation and benefits expense and promotion and servicing expenses were partially offset by lower general and administrative ("G&A") expense, amortization of intangibles and interest on borrowings. Employee compensation and benefits expense increased due to higher incentive compensation, fringes and base compensation, partially offset by lower other employment costs. Promotion and servicing expenses increased due to higher distribution related payments and amortization of deferred sales commissions, partially offset by lower travel and entertainment and marketing expenses. The decrease in travel and entertainment and marketing expense is primarily a result of cost savings associated with the COVID-19 pandemic and we expect these costs to continue to increase in 2021 and further normalize in 2022, as the pandemic recedes. Within G&A, the decrease was driven by lower portfolio servicing fees.
Sequentially, operating expenses decreased 2% from $760 million. Lower total employee compensation and benefits expense and G&A expense were partially offset by higher promotion and servicing expenses and contingent payment arrangements. Employee compensation and benefits expense decreased due to lower incentive compensation and other employment costs, partially offset by higher commissions and fringes. Within G&A, the decrease was driven by lower charitable contributions and errors, partially offset by higher office-related expense and professional fees. Promotion and servicing expenses increased due to higher distribution related payments and trade execution costs, partially offset by lower marketing expenses. In addition, during the fourth quarter of 2020, we recorded an intangible asset impairment charge of $1.5 million and a change in our contingent payment liability of $1.4 million, both relating to a previous acquisition.
Operating Income, Margin and Net Income Per Unit
First quarter operating income of $261 million increased 46% from $178 million in the first quarter of 2020 and the operating margin of 25.9% in the first quarter of 2021 increased 260 basis points from 23.3% in the first quarter of 2020.
Sequentially, operating income decreased 14% from $302 million in the fourth quarter of 2020 and the operating margin of 25.9% decreased 250 basis points from 28.4% in the fourth quarter of 2020.
First quarter diluted net income per Unit was $0.81 compared to $0.63 in the first quarter of 2020 and $0.97 in the fourth quarter of 2020.

www.alliancebernstein.com	5 of 14

Non-GAAP Earnings
This section discusses our first quarter 2021 non-GAAP financial results, compared to the first quarter of 2020 and the fourth quarter of 2020. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Revenues
First quarter adjusted net revenues of $820 million increased 10% from $744 million in the first quarter of 2020. Higher investment advisory base fees, performance-based fees and investment gains compared to investment losses in the prior year first quarter were partially offset by lower Bernstein Research revenues.
Sequentially, adjusted net revenues decreased 7% from $880 million. Lower performance-based fees were partially offset by higher investment advisory base fees and investment gains compared to investment losses in the prior period.
Expenses
First quarter adjusted operating expenses of $560 million increased 4% from $538 million in the first quarter of 2020. Higher total employee compensation and benefits and G&A expense were partially offset by lower promotion and servicing expenses, amortization of intangibles and interest on borrowings. Employee compensation and benefits expense increased due to higher incentive compensation, fringes and base compensation, partially offset by lower other employment costs. Within G&A, the increase was driven by higher other taxes, portfolio servicing fees and higher professional fees. Promotion and servicing expenses decreased due to lower travel and entertainment expense and marketing expense. The decrease in travel and entertainment and marketing expense is primarily a result of cost savings associated with the COVID-19 pandemic and we expect these costs to continue to increase in 2021 and further normalize in 2022, as the pandemic recedes.

Sequentially, adjusted operating expenses decreased 3% from $579 million. Total employee compensation and benefits expense, promotion and servicing and G&A expenses were all lower. Employee compensation and benefits expense decreased due to lower incentive compensation and other employment costs, partially offset by higher commissions and fringes. Within promotion and servicing expenses, the decrease was driven by lower marketing expense, partially offset by higher trade execution costs. Within G&A, the decrease is attributable to lower charitable contributions, partially offset by higher office-related expense and professional fees.
Operating Income, Margin and Net Income Per Unit
First quarter adjusted operating income of $260 million increased 26% from $206 million in the first quarter of 2020, and the adjusted operating margin of 31.7% increased 410 basis points from 27.6%.
Sequentially, adjusted operating income of $260 million decreased 14% from $301 million and the adjusted operating margin of 31.7% in the first quarter of 2021 decreased 250 basis points from 34.2%.
First quarter adjusted diluted net income per Unit was $0.81 compared to $0.64 in the first quarter of 2020 and $0.97 in the fourth quarter of 2020.

www.alliancebernstein.com	6 of 14

Headcount

As of March 31, 2021, we had 3,920 employees, compared to 3,846 employees as of March 31, 2020 and 3,929 as of December 31, 2020.
Unit Repurchases

	Three Months Ended March 31,
	2021	2020
	(in millions)
Total amount of AB Holding Units Purchased (1)	1.0	0.9
Total Cash Paid for AB Holding Units Purchased (1)	$37.4	$19.8
Open Market Purchases of AB Holding Units Purchased (2)	0.6	0.8
Total Cash Paid for Open Market Purchases of AB Holding Units (2)	$24.2	$17.3
(1) Purchased on a trade date basis.
(2) The remainder related to purchases of AB Holding Units from employees to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.

First Quarter 2021 Earnings Conference Call Information
Management will review First Quarter 2021 financial and operating results during a conference call beginning at 8:00 a.m. (EST) on Thursday, April 29, 2021. The conference call will be hosted by Seth P. Bernstein, President and Chief Executive Officer, Ali Dibadj, Chief Financial Officer and Head of Strategy, Catherine Burke, Chief Operating Officer, and Matthew Bass, Head of Private Alternatives.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at http://alliancebernstein.com/investorrelations at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (833) 495-0952 in the U.S. or (409) 216-0498 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 7979259.
The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of First Quarter 2021 financial and operating results on April 29, 2021.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call and will be available on AB’s website for one week. An audio replay of the conference call will also be available for one week. To access the audio replay, please call (855) 859-2056 in the US, or (404) 537-3406 outside the US, and provide the conference ID #: 7979259.

www.alliancebernstein.com	7 of 14

Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2020 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:
•The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.
•The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.
Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b)(4). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of March 31, 2021, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 36.5% of AllianceBernstein and Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 64.3% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

www.alliancebernstein.com	8 of 14

AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	1Q 2021	1Q 2020	% Change	4Q 2020	% Change

GAAP revenues:
Base fees	$687,691	$613,587	12.1%	$656,334	4.8%
Performance fees	15,775	8,138	93.8	108,635	(85.5)
Bernstein research services	119,021	129,223	(7.9)	118,398	0.5
Distribution revenues	147,600	130,857	12.8	143,131	3.1
Dividends and interest	8,684	20,465	(57.6)	8,696	(0.1)
Investments gains (losses)	1,928	(44,306)	n/m	2,610	(26.1)
Other revenues	27,711	25,511	8.6	26,517	4.5
Total revenues	1,008,410	883,475	14.1	1,064,321	(5.3)
Less: interest expense	1,144	9,319	(87.7)	1,429	(19.9)
Total net revenues	1,007,266	874,156	15.2	1,062,892	(5.2)

GAAP operating expenses:
Employee compensation and benefits	406,059	362,272	12.1	424,468	(4.3)
Promotion and servicing
Distribution-related payments	162,254	140,145	15.8	155,080	4.6
Amortization of deferred sales commissions	7,899	5,526	42.9	7,773	1.6
Trade execution, marketing, T&E and other	46,678	55,610	(16.1)	48,669	(4.1)
General & administrative	120,223	122,267	(1.7)	122,533	(1.9)
Contingent payment arrangements	796	793	0.4	(558)	n/m
Interest on borrowings	1,294	2,834	(54.3)	1,177	9.9
Amortization of intangible assets	1,479	6,486	(77.2)	1,330	11.2
Total operating expenses	746,682	695,933	7.3	760,472	(1.8)

Operating income	260,584	178,223	46.2	302,420	(13.8)

Income taxes	16,745	9,474	76.7	15,704	6.6

Net income	243,839	168,749	44.5	286,716	(15.0)

Net (loss) income of consolidated entities attributable to non-controlling interests	(292)	(25,571)	(98.9)	381	n/m

Net income attributable to AB Unitholders	$244,131	$194,320	25.6	$286,335	(14.7)

www.alliancebernstein.com	9 of 14

AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	1Q 2021	1Q 2020	% Change	4Q 2020	% Change

Equity in Net Income Attributable to AB Unitholders	$88,907	$69,914	27.2%	$101,415	(12.3)%
Income Taxes	7,820	7,655	2.2	8,219	(4.9)
Net Income	81,087	62,259	30.2	93,196	(13.0)

Additional Equity in Earnings of Operating Partnership (1)	18	15	20.0%	25	(28.0)%
Net Income - Diluted	$81,105	$62,274	30.2	$93,221	(13.0)
Diluted Net Income per Unit	$0.81	$0.63	28.6	$0.97	(16.5)
Distribution per Unit	$0.81	$0.64	26.6	$0.97	(16.5)

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	1Q 2021	1Q 2020	% Change	4Q 2020	% Change
AB L.P.
Period-end	272,675,165	269,981,431	1.0%	270,509,658	0.8%
Weighted average - basic	272,332,476	270,497,710	0.7%	268,131,726	1.6
Weighted average - diluted	272,364,281	270,529,887	0.7%	268,169,320	1.6
AB Holding L.P.
Period-end	100,489,849	97,793,215	2.8%	98,322,942	2.2%
Weighted average - basic	100,145,962	98,309,494	1.9%	95,944,280	4.4
Weighted average - diluted	100,177,767	98,341,671	1.9%	95,981,874	4.4

www.alliancebernstein.com	10 of 14

AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | March 31, 2021
($ Billions)
Ending and Average	Three Months Ended
	3/31/21	3/31/20
Ending Assets Under Management	$697.2	$541.8
Average Assets Under Management	$688.5	$602.0

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$315.6	$265.3	$105.0	$685.9
Sales/New accounts	4.9	23.0	5.4	33.3
Redemption/Terminations	(2.8)	(17.7)	(3.7)	(24.2)
Net Cash Flows	(1.3)	(2.6)	—	(3.9)
Net Flows	0.8	2.7	1.7	5.2
Transfers	(0.2)	0.2	—	—
Investment Performance	(1.5)	4.1	3.5	6.1
End of Period	$314.7	$272.3	$110.2	$697.2

Three-Month Changes By Investment Service
	Equity Active	Equity Passive(1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive(1)	Alternatives/ Multi-Asset Solutions(2)	Total
Beginning of Period	$217.8	$64.5	$263.2	$50.3	$8.5	$81.6	$685.9
Sales/New accounts	15.6	0.2	12.4	3.4	—	1.7	33.3
Redemption/Terminations	(9.3)	(0.6)	(12.2)	(2.0)	(0.1)	—	(24.2)
Net Cash Flows	(2.6)	(1.6)	(1.0)	0.2	0.3	0.8	(3.9)
Net Flows	3.7	(2.0)	(0.8)	1.6	0.2	2.5	5.2
Investment Performance	10.3	3.8	(10.2)	(0.1)	(0.4)	2.7	6.1
End of Period	$231.8	$66.3	$252.2	$51.8	$8.3	$86.8	$697.2

Three-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$3.7	(2.0)	$1.7
Fixed Income	0.8	0.2	1.0
Alternatives/Multi-Asset Solutions (2)	2.0	0.5	2.5
Total	$6.5	$(1.3)	$5.2

(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services not included in equity or fixed income services.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$212.4	$152.2	$107.9	$472.5
Non-U.S. Clients	102.3	120.1	2.3	224.7
Total	$314.7	$272.3	$110.2	$697.2

www.alliancebernstein.com	11 of 14

AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
(US $ Thousands, unaudited)	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019

Net Revenues, GAAP basis	$1,007,266	$1,062,892	$900,038	$871,449	$874,156	$987,304
Exclude:
Distribution-related adjustments:
Distribution revenues	(147,600)	(143,131)	(135,693)	(120,099)	(130,857)	(127,553)
Investment advisory services fees	(22,553)	(19,722)	(20,120)	(12,202)	(14,814)	(15,120)
Pass through adjustments:
Investment advisory services fees	(4,196)	(3,999)	(3,888)	(3,331)	(7,062)	(6,717)
Other revenues	(10,531)	(10,187)	(9,344)	(10,195)	(9,607)	(9,436)
Impact of consolidated company-sponsored investment funds	(311)	(864)	(765)	(21,552)	24,135	(8,567)
Long-term incentive compensation-related investment (gains) losses	(2,012)	(4,270)	(3,140)	(5,257)	7,099	(1,457)
Long-term incentive compensation-related dividends and interest	(85)	(918)	(91)	(88)	(106)	(997)
Write-down of investment	—	—	—	—	859	—
Adjusted Net Revenues	$819,978	$879,801	$726,997	$698,725	$743,803	$817,457

Operating Income, GAAP basis	$260,584	$302,420	$217,146	$209,647	$178,223	$268,283
Exclude:
Real estate	(985)	(985)	(985)	5,188	(339)	2,623
Long-term incentive compensation-related items	6	(337)	(416)	104	566	66
CEO's EQH award compensation	142	205	205	209	184	217
Write-down of investment	—	—	—	—	859	—
Acquisition-related expenses	22	1,614	356	805	526	3,459
Contingent payment arrangements	—	(1,366)	—	—	—	(3,051)
Sub-total of non-GAAP adjustments	(815)	(869)	(840)	6,306	1,796	3,314
Less: Net (loss) income of consolidated entities attributable to non-controlling interests	(292)	381	81	20,940	(25,571)	7,623
Adjusted Operating Income	$260,061	$301,170	$216,225	$195,013	$205,590	$263,974
Operating Margin, GAAP basis excl. non-controlling interests	25.9%	28.4%	24.1%	21.7%	23.3%	26.4%
Adjusted Operating Margin	31.7%	34.2%	29.7%	27.9%	27.6%	32.3%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
($ Thousands except per Unit amounts, unaudited)	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019
Net Income - Diluted, GAAP basis	$81,105	$93,221	$67,013	$56,929	$62,274	$80,041
Impact on net income of AB non-GAAP adjustments	(289)	(282)	(289)	2,533	326	1,234
Adjusted Net Income - Diluted	$80,816	$92,939	$66,724	$59,462	$62,600	$81,275

Diluted Net Income per Holding Unit, GAAP basis	$0.81	$0.97	$0.70	$0.59	$0.63	$0.84
Impact of AB non-GAAP adjustments	—	—	(0.01)	0.02	0.01	0.01
Adjusted Diluted Net Income per Holding Unit	$0.81	$0.97	$0.69	$0.61	$0.64	$0.85

www.alliancebernstein.com	12 of 14

AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Net Revenue, as adjusted, is reduced to exclude all of the company's distribution revenues, which are recorded as a separate line item on the consolidated statement of income, as well as a portion of investment advisory services fees received that is used to pay distribution and servicing costs. For certain products, based on the distinct arrangements, certain distribution fees are collected by us and passed through to third-party client intermediaries, while for certain other products, we collect investment advisory services fees and a portion is passed through to third-party client intermediaries. In both arrangements, the third-party client intermediary owns the relationship with the client and is responsible for performing services and distributing the product to the client on our behalf. We believe offsetting distribution revenues and certain investment advisory services fees is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties that perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Distribution-related adjustments fluctuate each period based on the type of investment products sold, as well as the average AUM over the period. Also, we adjust distribution revenues for the amortization of deferred sales commissions as these costs, over time, will offset such revenues.

We adjust investment advisory and services fees and other revenues for pass through costs, primarily related to our transfer agent and shareholder servicing fees. These fees do not affect operating income, but they do affect our operating margin. As such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

Also, adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments.

Lastly, during the first quarter of 2020, we wrote-down an investment that had been received in exchange for the sale of software technology; the write-down brought the investment balance to zero. Previously, we had been excluding the value of this investment from adjusted net revenues.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (3) our CEO's EQH award compensation, as discussed below, (4) the write-down of an investment, (5) acquisition-related expenses, (6) adjustments to contingent payment arrangements, and (7) the impact of consolidated company-sponsored investment funds.

Real estate charges (credits) incurred have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. Real estate charge (credits) incurred during the fourth quarter of 2019 through the fourth quarter of 2020, while excluded in the period in which the charges (credits) were recorded, are included ratably over the remaining applicable lease term.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within

www.alliancebernstein.com	13 of 14

investment gains and losses on the income statement. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

The board of directors of EQH granted to Seth P. Bernstein (“CEO”) equity awards in connection with EQH's IPO and Mr. Bernstein's membership on the EQH Management Committee. Mr. Bernstein may receive additional equity or cash compensation from EQH in the future related to his service on the Management Committee. Any awards granted to Mr. Bernstein by EQH are recorded as compensation expense in AB’s consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.
The write-down of the investment in the first quarter of 2020 has been excluded due to its non-recurring nature and because it is not part of our core operating results.
Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

The recording of changes in estimates of contingent consideration payable with respect to contingent payment arrangements associated with our acquisitions are not considered part of our core operating results and, accordingly, have been excluded.
We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.

Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

www.alliancebernstein.com	14 of 14